Exhibit 99.1

       Tel-Instrument Electronics Corp Announces ITATS Protest Dismissal

    CARLSTADT, N.J.--(BUSINESS WIRE)--Jan. 24, 2007--Tel-Instrument Electronics Corp (AMEX: TIK) has been notified by the U.S. Navy that the protests filed with the Government Accountability Office (GAO) relating to the award of the Intermediate Level TACAN Test Set (ITATS) contract to the Company have been dismissed. As a result, Tel and its subcontractors, will resume work immediately on this important product.

    The ITATS award value for the firm-fixed price; indefinite-delivery/indefinite-quantity is estimated at $12,700,000, including future deliverables of up to 180 units. The Company has received the first delivery order valued at $4,443,816 for systems engineering, fabrication, testing, and associated logistics costs for six First Article Test units.

    Jeff O'Hara, the Company's Chief Operating Officer, said, "Tel-Instrument is proud that the U.S. Navy has selected the Tel solution for its Intermediate Level TACAN test requirements. The ITATS design combines advanced digital technology with state of the art automated testing capabilities. This contract, when taken in conjunction with the current CRAFT contract (AN/USM-708), should represent a solid base for the future profitable growth of the Company."

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: For Tel-Instrument Electronics
             Mr. Joseph P. Macaluso, 201-933-1600